Exhibit 99.1

Cocrystal Pharma Announces Appointment of Nobel Laureate and
Scientific Advisor, Roger D. Kornberg, Ph.D., to Board of Directors

- Work completed over decades of renowned biochemist’s career serves as basis for Company’s structure-based technology which has demonstrated broad utility in development of proprietary antivirals -

BOTHELL, WA, April 20, 2020 – Cocrystal Pharma, Inc. (NASDAQ: COCP), (“Cocrystal” or the “Company”), a clinical stage biotechnology company discovering and developing novel antiviral therapeutics, announced today the appointment of Dr. Roger Kornberg to its Board of Directors. Dr. Kornberg has served as the Company’s Chief Scientist and Chairman of our Scientific Advisory Board.

Dr. Kornberg is a member of the U.S. National Academy of Sciences and the Winzer Professor of Medicine in the Department of Structural Biology at Stanford University. He has been a member of the faculty of Stanford University since 1978.

“Dr. Kornberg has been an integral part of Cocrystal for many years. His leadership and expertise while serving as our Chief Scientist and Chairman of our Scientific Advisory Board have been pivotal as we’ve advanced our pipeline of first- and best-in-class antiviral drugs. We are incredibly pleased to welcome him to our Board of Directors and to continue leveraging his knowledge and experience to identify and develop new antiviral compounds,” commented Dr. Gary Wilcox, Chairman and Chief Executive Officer of Cocrystal.

In 2006, Dr. Kornberg was awarded the Nobel Prize in Chemistry in recognition for his studies of the molecular basis of Eukaryotic Transcription, the process by which DNA is copied to RNA. Dr. Kornberg is also the recipient of several awards, including the 2001 Welch Prize, the highest award granted in the field of chemistry in the United States, and the 2002 Leopald Mayer Prize, the highest award granted in the field of biomedical sciences from the French Academy of Sciences.

Dr. Kornberg commented, “I am pleased to be strengthening my relationship with Cocrystal by joining the Company’s Board of Directors at this exciting time. I strongly believe in the potential of the proprietary drug discovery platform technology and its utility in influenza, hepatitis C, COVID-19, and gastroenteritis. I continue to be encouraged by the positive data generated to date across this rich pipeline of development programs.”

About Cocrystal Pharma, Inc.

Cocrystal Pharma, Inc. is a clinical stage biotechnology company discovering and developing novel antiviral therapeutics that target the replication process of influenza viruses, hepatitis C viruses, coronaviruses, and noroviruses. Cocrystal employs unique structure-based technologies and Nobel Prize winning expertise to create first- and best-in-class antiviral drugs. For further information about Cocrystal, please visit www.cocrystalpharma.com.

Investor and Media Contact:

JTC Team, LLC

(833) 475-8247

COCP@jtcir.com

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